EXHIBIT 10.2

CONVERTIBLE PROMISSORY NOTE

$5,000,000

Issuance Date: June 2, 2026

Maturity Date: June 2, 2028

FOR VALUE RECEIVED, Sadot Group Inc., a Nevada corporation (the “Maker”), with its principal office at 295 E. Renfro Street, Suite 300, Burleson, Texas 76028, hereby promises to pay to Shrvan Kumar Yadav or his registered assigns (the “Holder”), the principal sum of Five Million United States Dollars (USD $5,000,000) (the “Principal Amount”) on the Maturity Date (as defined below), or such earlier date as the Principal Amount may become due and payable hereunder, in accordance with the terms of this Convertible Promissory Note (this “Note”).

This Note is issued pursuant to that certain Share Purchase Agreement dated June 2, 2026 (the “SPA”) between the Maker and the Holder (or his Designated Recipient(s)) and is one of the “Convertible Promissory Note Consideration” referenced therein. Capitalized terms used but not defined herein shall have the meanings given to them in the SPA.

1. Interest. This Note shall bear interest at the rate of zero percent (0%) per annum. No interest shall accrue or be payable on the Principal Amount.

2. Maturity. The entire unpaid Principal Amount shall be due and payable in full on June 2, 2028 (the “Maturity Date”), unless earlier paid or converted in accordance with the terms hereof.

3. Prepayment at Option of Maker. The Maker may, at its sole option and discretion, prepay all or any portion of the outstanding Principal Amount at any time prior to the Maturity Date upon not less than five (5) Business Days’ prior written notice to the Holder. The amount payable upon any such prepayment (the “Prepayment Amount”) shall be equal to the portion of the Principal Amount being prepaid multiplied by (1 – Discount Percentage).

The “Discount Percentage” shall equal the number of full calendar months remaining between the date of prepayment and the Maturity Date multiplied by one percent (1%). By way of example, if the entire Principal Amount is prepaid four (4) full calendar months after the Issuance Date, twenty (20) full calendar months will remain until the Maturity Date, resulting in a twenty percent (20%) discount, so that the Prepayment Amount for the full Principal Amount shall be $4,000,000.

Any partial prepayment shall be applied first to the portion of the Principal Amount being prepaid. Upon payment of the Prepayment Amount, the corresponding portion of this Note shall be cancelled and of no further force or effect.

4. Conversion.

(a) Right to Convert. At any time prior to the Maturity Date (or earlier repayment), the Holder shall have the right, at his sole option, to convert all or any portion of the outstanding Principal Amount into fully paid and non-assessable shares of the Maker’s common stock, $0.0001 par value per share (“Common Stock”), at a fixed conversion price of $3.00 per share (the “Conversion Price”). The number of shares of Common Stock issuable upon conversion shall be determined by dividing the Principal Amount (or portion thereof) being converted by the Conversion Price.

(b) Conversion Limitation. Notwithstanding anything to the contrary contained herein: (i) Change of Control Threshold / SPA Limitation. No conversion shall be effected to the extent it would cause the Holder and any persons acting in concert with him to exceed the Change of Control Threshold (19.99%) or otherwise violate the Conversion Limitation set forth in Section 2.4 of the SPA. (ii) 4.99% Beneficial Ownership Limitation. In no event shall the Holder be entitled to convert any portion of this Note, and the Maker shall not effect any conversion, to the extent that after giving effect to such conversion the Holder (together with the Holder’s affiliates and any persons acting in concert with the Holder or any of the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after issuance of the Conversion Shares. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Holder may increase or decrease the Maximum Percentage to any other percentage (not to exceed 9.99%) upon sixty-one (61) days’ prior written notice to the Maker. Any purported conversion in violation of this subsection (ii) shall be null and void to the extent of such excess.

(c) Mechanics of Conversion. To convert, the Holder shall deliver a duly completed Conversion Notice substantially in the form attached hereto as Exhibit A. The Maker shall issue the Conversion Shares within five (5) Business Days thereafter. The Conversion Shares shall be duly authorized, validly issued, fully paid and non-assessable, and shall be issued in book-entry form unless otherwise requested.

(d) No Fractional Shares. No fractional shares shall be issued upon conversion; any fractional share shall be rounded up to the nearest whole share.

5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default”: (i) the Maker fails to pay any amount when due hereunder; (ii) the Maker breaches any material covenant or agreement contained in this Note or the SPA; or (iii) the Maker becomes subject to bankruptcy, insolvency or similar proceedings. Upon an Event of Default, the Holder may declare the entire Principal Amount immediately due and payable.

6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles. Any dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in Carson City, Nevada, as provided in the SPA.

7. Miscellaneous.

(a) Entire Agreement. This Note, together with the Share Purchase Agreement dated June 2, 2026 between the Maker and the Holder (or his Designated Recipient(s)) (the “SPA”), constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written.

(b) Amendments and Waivers. No amendment, modification, supplement or waiver of any provision of this Note shall be effective unless it is in writing and signed by both the Maker and the Holder. No waiver of any breach shall constitute a waiver of any subsequent breach.

(c) Severability. If any provision of this Note is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d) Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Maker, the Holder, and their respective successors and permitted assigns. The Holder may not assign or transfer this Note or any interest herein except in compliance with applicable federal and state securities laws and the terms of the SPA.

(e) Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be given in the manner and to the addresses set forth in Schedule B to the SPA (or to such other address as a party may designate in writing).

(f) Headings. The headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

(g) Counterparts and Electronic Execution. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission (including PDF or DocuSign) shall be as effective as delivery of a manually executed counterpart.

(h) Further Assurances. Each party agrees to execute and deliver such further documents and instruments and to take such other actions as may be reasonably necessary or appropriate to carry out the purposes of this Note.

(i) No Waiver; Cumulative Remedies. No failure or delay by the Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof. All remedies provided herein are cumulative and in addition to any remedies provided by law.

(j) Costs and Expenses. The Maker shall pay all reasonable costs and expenses (including attorneys’ fees) incurred by the Holder in connection with the enforcement of this Note following an Event of Default.

(k) Conflict with SPA. In the event of any inconsistency between the terms of this Note and the SPA, the provisions of the SPA shall control.

(l) No Third-Party Beneficiaries. Nothing in this Note, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

(m) Restricted Securities. The Holder acknowledges that this Note and any shares of Common Stock issuable upon conversion are “restricted securities” under the Securities Act of 1933, as amended, and may not be transferred except in compliance with applicable securities laws and the SPA.

(n) Reservation of Shares. The Maker shall at all times reserve and keep available out of its authorized but unissued Common Stock a sufficient number of shares to permit the full conversion of this Note in accordance with its terms.

IN WITNESS WHEREOF, the Maker has caused this Convertible Promissory Note to be duly executed as of the Issuance Date first above written.

SADOT GROUP INC.

By:
Name:	Haggai Ravid
Title:	Chief Executive Officer

EXHIBIT A FORM OF CONVERSION NOTICE

(To be executed by the Holder to convert the Note)

Date: ____________________

To: Sadot Group Inc.

Attention: Chief Executive Officer

Re: Conversion of Convertible Promissory Note dated June 2, 2026

The undersigned Holder hereby elects to convert $__________________ of the outstanding Principal Amount of the above-referenced Note into shares of Common Stock of Sadot Group Inc. pursuant to the terms of the Note.

1.	Conversion Price: $3.00 per share

2.	Number of shares of Common Stock to be issued: __________________

3.	The undersigned certifies that, after giving effect to this conversion, the Holder and any persons acting in concert with the Holder will not exceed the Change of Control Threshold (19.99%) or any other limitation set forth in Section 2.4 of the SPA.

Please issue the Conversion Shares in the name of the Holder (or as directed below) in book-entry form and deliver them to the address set forth below.

Holder:

Signature Print Name:

Address:

Email: